Exhibit 10.3

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of February 6, 2012 (the “Effective Date”) between SILICON VALLEY BANK, a California corporation (“Bank”), and MINDSPEED TECHNOLOGIES, INC., a Delaware corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

1        ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2        LOAN AND TERMS OF PAYMENT

2.1        Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1        Revolving Advances.

(a)        Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein. Each Advance shall be (x) in an amount not less than Five Hundred Thousand Dollars ($500,000) or in any integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof or (y) in an amount equal to the full remaining Availability Amount.

(b)        Termination or Reduction; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable. On and after the first anniversary of the Effective Date, Borrower shall have the right, upon not less than three (3) Business Days’ notice to Bank, to terminate the Revolving Line or, from time to time, to reduce the amount of the Revolving Line; provided, that no such termination or reduction of the Revolving Line shall be permitted if, after giving effect thereto and to any prepayments of Advances made on the effective date thereof, the aggregate outstanding amount of Advances would exceed the Revolving Line. Any such reduction shall be in an amount not less than One Million Dollars ($1,000,000) or in any integral multiple of Five Hundred Thousand Dollars ($500,000) in excess thereof; provided further, if in connection with any such reduction or termination of the Revolving Line a LIBOR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, Borrower shall also pay any amounts owing pursuant to Section 3.7(a).

2.1.2        Term Loan.

(a)        Availability. Bank shall make one (1) term loan available to Borrower in an amount equal to Fifteen Million Dollars ($15,000,000) on the Effective Date subject to the satisfaction of the terms and conditions set forth in Section 3.1 of this Agreement.

(b)        Repayment. Borrower shall repay the Term Loan in quarterly installments of principal equal to the Applicable Term Loan Principal Payment Amount (each a “Term Loan Payment”), beginning on March 31, 2013 and continuing on the last day of each calendar quarter thereafter. Borrower’s final Term Loan Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan. Once repaid, the Term Loan may not be reborrowed.

(c)        Prepayment upon Event of Default. If the Term Loan is accelerated following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of: (i) all outstanding principal of the Term Loan plus accrued interest thereon through the prepayment date, (ii) the Prepayment Fee (if applicable), plus (iii) all other sums, that shall have become due and payable, including Bank Expenses and interest at the Default Rate with respect to any past due amounts.

(d)        Permitted Prepayment of Term Loan. Borrower shall have the option to prepay all or any portion of the Term Loan, provided Borrower (i) provides written notice to Bank of its election to prepay all or a portion of such Term Loan at least five (5) Business Days prior to such prepayment, and (ii) pays to Bank on the date of such prepayment, an amount equal to the sum of (A) all outstanding principal of the Term Loan elected to be prepaid plus accrued interest thereon through the prepayment date, (B) the Prepayment Fee, if applicable, plus (C) all other sums, that shall have become due and payable, including Bank Expenses, if any, and interest at the Default Rate with respect to any past due amounts.

2.1.3        General Provisions Relating to the Loans. Each Loan shall, at Borrower’s option in accordance with the terms of this Agreement, be either in the form of a Base Rate Loan or a LIBOR Loan; provided that in no event shall Borrower maintain at any time LIBOR Loans having more than five (5) different Interest Periods. Borrower shall pay interest accrued on the Loans at the rates and in the manner set forth in Section 2.3.

2.2        Overadvances. If, at any time, the outstanding principal amount of any Advances exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrower shall immediately pay to Bank in cash such excess.

2.3        Payment of Interest on the Credit Extensions.

(a)        Computation of Interest. Interest on the Credit Extensions and all fees payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which such interest accrues. In computing interest on any Credit Extension, the date of the making of such Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

(b)        Loans. Each Loan shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to the Base Rate plus the Base Rate Margin or the LIBOR Rate plus the LIBOR Rate Margin, as the case may be. On and after the expiration of any Interest Period applicable to any LIBOR Loan outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the Effective Amount of such LIBOR Loan shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus the Base Rate Margin plus two percent (2.00%). Pursuant to the terms hereof, interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Loan pursuant to this Agreement for the portion of any Loan so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Loans shall be due and payable on the Revolving Line Maturity Date or the Term Loan Maturity Date (as applicable).

(c)        Default Interest. Except as otherwise provided in Section 2.3(b), after an Event of Default, Obligations shall bear interest two percent (2.00%) above the rate effective immediately before the Event of Default (the “Default Rate”). Payment or acceptance of the increased interest provided in this Section 2.3(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(d)        Base Rate Loans. Each change in the interest rate of the Base Rate Loans based on changes in the Base Rate shall be effective on the effective date of such change and to the extent of such change. Bank shall use its best efforts to give Borrower prompt notice of any such change in the Base Rate; provided, however, that any failure by Bank to provide Borrower with notice hereunder shall not affect Bank’s right to make changes in the interest rate of the Base Rate Loans based on changes in the Base Rate.

(e)         LIBOR Loans. The interest rate applicable to each LIBOR Loan shall be determined in accordance with Section 3.6(a) hereunder. Subject to Sections 3.6 and 3.7, such rate shall apply during the entire Interest Period applicable to such LIBOR Loan, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Loan.

(f)         Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments when due, or any other amounts Borrower owes Bank, when due. Bank shall promptly notify Borrower after it debits Borrower’s accounts. These debits shall not constitute a set-off.

2.4         Fees. Borrower shall pay to Bank:

(a)         Fees. All fees as set forth in the Fee Letter;

(b)         Unused Fee. A fee (the “Unused Fee”), payable quarterly, in arrears, on a calendar year basis, in an amount equal to the Applicable Unused Fee Percentage per annum of the average daily unused portion of the Revolving Line, as determined by Bank. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder;

(c)         Prepayment Fee. The Prepayment Fee, if and when due pursuant to Sections 2.1.2(c) or 2.1.2(d); and

(d)         Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of the Loan Documents) incurred through and after the Effective Date, when due.

2.5         Payments; Application of Payments.

(a)         All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)         During the continuance of an Event of Default, Bank shall apply the whole or any part of collected funds against the Revolving Line or credit such collected funds to a depository account of Borrower with Bank (or an account maintained by an Affiliate of Bank), the order and method of such application to be in the sole discretion of Bank. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

3         CONDITIONS OF LOANS

3.1         Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following documents, and completion of the following matters:

(a)         duly executed original signatures to the Loan Documents (other than Loan Documents that are permitted to be delivered after the Effective Date in accordance with the Postclosing Letter);

(b)         Borrower’s Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;

(c)         Each Domestic Guarantor’s Operating Documents and a good standing certificate of each Domestic Guarantor certified by the Secretary of State of the state of such Domestic Guarantor’s formation as of a date no earlier than thirty (30) days prior to the Effective Date;

(d)         duly executed copies of the completed Borrowing Resolutions for Borrower;

(e)         duly executed copies of the completed resolutions to guaranty for each Domestic Guarantor;

(f)         certified copies, dated as of a recent date, of financing statement searches with respect to Borrower and each Domestic Guarantor, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(g)         the Perfection Certificates of Borrower and each Domestic Guarantor, together with the duly executed original signatures thereto;

(h)         a legal opinion of Borrower’s and each Domestic Guarantor’s counsel dated as of the Effective Date together with the duly executed original signature thereto;

(i)         evidence satisfactory to Bank that Borrower, PicoChip and their Subsidiaries, taken as a whole, can demonstrate a Liquidity Ratio of at least 1.35 to 1.00 on a Pro Forma Basis;

(j)         payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof;

(k)         timely receipt of an Effective Date Notice of Borrowing;

(l)         no event, circumstance, or condition of any character shall have occurred since the date of the Commitment Letter, or shall exist as of the Effective Time (as defined in the Merger Agreement) that has resulted in a Material Adverse Effect (as defined in the Merger Agreement) to Borrower, Picochip and their Subsidiaries, taken as a whole; and

(m)         the Specified Merger Agreement Representations and the Specified Representations shall be true, accurate, and complete in all material respects on the date of the Notice of Borrowing and on the Funding Date of the initial Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default (other than an Event of Default described in Sections 8.3 or 8.8) shall have occurred and be continuing or result from the Credit Extension. The initial Credit Extension is Borrower’s representation and warranty on that date that the Specified Merger Agreement Representations and the Specified Representations remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

3.2         Conditions Precedent to all subsequent Credit Extensions. Bank’s obligations to make each Credit Extension after the initial Credit Extension on the Effective Date is subject to the following conditions precedent:

(a)         timely receipt of a Subsequent Notice of Borrowing;

(b)         the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Notice of Borrowing and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)         in Bank’s sole but reasonable discretion, there has not been a Material Adverse Change.

3.3         Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.4         Procedure for the Borrowing of Loans.

(a)         Subject to the prior satisfaction of all other applicable conditions to the making of a Loan set forth in this Agreement, each Loan shall be made upon Borrower’s irrevocable written notice (provided that the initial Credit Extension hereunder may be contingent upon the consummation of the transaction contemplated by the Merger Agreement) delivered to Bank in the form of a Notice of Borrowing, each executed by a Responsible Officer of Borrower or his or her designee or without instructions if the Loans are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank reasonably believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance, except to the extent resulting from the gross negligence or willful misconduct of Bank. Such Notice of Borrowing must be received by Bank prior to 11:00 a.m. Pacific time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Loans, and (ii) at least one (1) Business Day prior to the requested Funding Date, in the case of Base Rate Loans, specifying:

(1)         the amount of the Loan, which, if a LIBOR Loan is requested, shall be in (x) an aggregate minimum principal amount of Five Hundred Thousand Dollars ($500,000) or in any integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof; or (y) an amount equal to the full remaining Availability Amount;

(2)         the requested Funding Date;

(3)         whether the Loan is to be comprised of LIBOR Loans or Base Rate Loans; and

(4)         the duration of the Interest Period applicable to any such LIBOR Loans included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Loan comprised of LIBOR Loans, such Interest Period shall be one (1) month.

(b)         The proceeds of all such Loans will then be made available to Borrower on the Funding Date by Bank by transfer to the Designated Deposit Account and, subsequently, by wire transfer to such other account as Borrower may instruct in the Notice of Borrowing. No Loans shall be deemed made to Borrower, and no interest shall accrue on any such Loan, until the related funds have been deposited in the Designated Deposit Account.

3.5         Conversion and Continuation Elections.

(a)         So long as (i) no Event of Default exists; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for LIBOR Loans, Borrower may, upon irrevocable written notice to Bank:

(1)         elect to convert on any Business Day, Base Rate Loans (in a principal amount equal to Five Hundred Thousand Dollars ($500,000) or any integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof) into LIBOR Loans;

(2)         elect to continue on any Interest Payment Date any LIBOR Loans maturing on such Interest Payment Date (or any part thereof in an amount equal to Five Hundred Thousand Dollars ($500,000) or any integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof); or

(3)         elect to convert on any Interest Payment Date any LIBOR Loans maturing on such Interest Payment Date (or any part thereof in an amount equal to Five Hundred Thousand Dollars ($500,000) or any integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof) into Base Rate Loans.

provided, that the minimum increment requirements set forth above shall not apply to the conversion or continuation of any Loans that did not meet the minimum increment required when borrowed pursuant to Section 2.1.1.

(b)         Borrower shall deliver a Notice of Conversion/Continuation in accordance with Section 10 to be received by Bank prior to 11:00 a.m. Pacific time at least (i) three (3) Business Days prior to the Conversion Date or Continuation Date, if any Loans are to be converted into or continued as LIBOR Loans; and (ii) one (1) Business Day in Loan of the Conversion Date, if any Loans are to be converted into Base Rate Loans, in each case specifying the:

(1)         proposed Conversion Date or Continuation Date;

(2)         aggregate amount of the Loans to be converted or continued which, if any Loans are to be converted into or continued as LIBOR Loans, shall be in an aggregate minimum principal amount of Five Hundred Thousand Dollars ($500,000) or in any integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof;

(3)         nature of the proposed conversion or continuation; and

(4)         duration of the requested Interest Period, in the case of LIBOR Loans.

(c)         If upon the expiration of any Interest Period applicable to any LIBOR Loans, Borrower shall have timely failed to select a new Interest Period to be applicable to such LIBOR Loans, Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans.

(d)         Any LIBOR Loans shall, at Bank’s option, convert into Base Rate Loans in the event that (i) an Event of Default shall exist, or (ii) the aggregate principal amount of the Base Rate Loans which have been previously converted to LIBOR Loans, or the aggregate principal amount of existing LIBOR Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the Revolving Line. Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, charge the Designated Deposit Account or any other account Borrower maintains with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Loans to Base Rate Loans pursuant to any of the foregoing.

(e)         Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Loans, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Loans.

3.6         Special Provisions Governing LIBOR Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Loans as to the matters covered:

(a)         Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.

(b)         Inability to Determine Applicable Interest Rate. In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Loan, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loan on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Loans until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower and be deemed a request to convert or continue Loans referred to therein as Base Rate Loans.

(c)         Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate Bank, upon written request by Bank (which request shall set forth the manner and method of computing such compensation), for all reasonable losses, expenses and liabilities, if any, that are customarily allocated to borrowers in the U.S. bank lending markets (including any interest paid by Bank to lenders of funds borrowed by it to make or carry its LIBOR Loans and any loss, expense or liability incurred by Bank in connection with the liquidation or re-employment of such funds) such that Bank may incur: (i) if for any reason (other than a default by Bank or due to any failure of Bank to fund LIBOR Loans due to impracticability or illegality under Sections 3.7(d) and 3.7(e)) a borrowing of or a conversion to or continuation of any LIBOR Loan does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) if any principal payment or any conversion of any of its LIBOR Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan.

(d)         Assumptions Concerning Funding of LIBOR Loans. Calculation of all amounts payable to Bank under this Section 3.6 and under Section 3.4 shall be made as though Bank had actually funded each of its relevant LIBOR Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Loan and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.6 and under Section 3.4.

(e)         LIBOR Loans After Default. After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have a Loan be made or continued as, or converted to, a LIBOR Loan after the expiration of any Interest Period then in effect for such Loan and (ii) subject to the provisions of Section 3.6(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrower and be deemed a request to convert or continue Loans referred to therein as Base Rate Loans.

3.7         Additional Requirements/Provisions Regarding LIBOR Loans.

(a)         If for any reason (including voluntary or mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a LIBOR Loan prior to the last day of the Interest Period for such Loan, Borrower shall immediately notify Borrower’s account officer at Bank and, pursuant to the terms of this Agreement, pay Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which Bank would bid were it to bid, at the commencement of such period, for deposits in dollars of a comparable amount and period from other banks in the London interbank market. A certificate of Bank setting forth in reasonable detail the calculation of any amount or amounts that Bank is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. Borrower shall pay Bank the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(b)         Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Loans relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i)         changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any Loans (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);

(ii)         imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any Loans or any deposits referred to in the definition of LIBOR); or

(iii)         imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Section 3.7 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth in reasonable detail the basis and amount of each request by Bank for compensation under this Section 3.7. Determinations and allocations by Bank for purposes of this Section 3.7 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Loans, of making or maintaining Loans, or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

(c)         If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within fifteen (15) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 3.7(c) and setting forth in reasonable detail the basis for and the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

(d)         If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of LIBOR Loans for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Loans, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank’s obligation to make such LIBOR Loans shall terminate; provided, however, Loans shall not terminate if Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Loans.

(e)         If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Loans, or to perform its obligations hereunder, upon demand by Bank, any outstanding LIBOR Loans shall be automatically converted to Base Rate Loans. Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 3.6(c), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Base Rate Loan or to have outstanding Loans converted into or continued as Base Rate Loans by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.

4         CREATION OF SECURITY INTEREST

4.1         Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, until the Obligations (other than inchoate indemnity obligations and Bank Services that have been cash secured) are satisfied in full and all commitments to lend hereunder have been terminated, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that may have superior priority to Bank’s Lien in this Agreement).

Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations and Bank Services that have been cash secured) are satisfied in full, and at such time, Bank shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral for any outstanding Bank Services acceptable to Bank in its reasonable business judgment consistent with Bank’s then current practice for such Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to one hundred percent (100%) of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit. If any of the Collateral shall be sold, transferred or otherwise disposed of by Borrower in a transaction permitted by this Agreement, then such Collateral shall be deemed released from the security interest granted herein. Bank, at the request and sole expense of Borrower, shall execute and deliver to Borrower all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on any Collateral released pursuant to this Section.

4.2         Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement) to the extent that the security interest in the Collateral can be perfected by the taking of the actions required under this Agreement and the other Loan Documents; provided, however, that until the date that is forty five (45) days after the Effective Date or as is otherwise specified in the Postclosing Letter, the foregoing representation, warranty and covenant with respect to the perfection and priority of the security interest granted herein shall only apply to the extent that the security interest in the Collateral can be perfected by (i) the filing of a financing statement pursuant to the Code, (ii) the possession of the certificated securities, if any, evidencing the capital stock of or other equity interests issued by the Material Domestic Subsidiaries of Borrower or any Domestic Guarantor or (iii) Bank having control over Collateral Accounts maintained at Bank. If Borrower shall acquire a commercial tort claim having a potential value in excess of Two Hundred Fifty Thousand Dollars ($250,000), Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.3         Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral (other than Collateral subject to Permitted Liens having priority over the Lien granted hereunder), by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.

5         REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1         Due Organization, Authorization; Power and Authority.

(a)         Each Credit Party is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business.

(b)         In connection with this Agreement, Borrower has delivered, or caused to be delivered, to Bank completed certificates signed by Borrower or one of its Subsidiaries, respectively, entitled “Perfection Certificate” (unless otherwise specified, references in this Agreement to “Perfection Certificate” or “Perfection Certificates” shall include all Perfection Certificates delivered to Bank by Borrower or any of its Subsidiaries). Borrower represents and warrants to Bank that, as of the Effective Date, with respect to the Perfection Certificate delivered by Borrower on the Effective Date, (i) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (ii) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (iii) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (iv) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (v) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (vi) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

(c)         The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, or (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect).

(d)         The execution, delivery and performance by Borrower of the Loan Documents to which it is a party do not constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2         Collateral.

(a)         Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.

(b)        Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. (other than deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such). The Eligible Accounts are bona fide, existing obligations of the Account Debtors.

(c)        No portion of the Collateral with a value in excess of Two Hundred Fifty Thousand Dollars ($250,000) is in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as otherwise disclosed to Bank in writing. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 6.12.

(d)        Borrower is the sole owner, or has the right to the use, of the Intellectual Property which it owns or purports to own except for (a) licenses granted to its customers in the ordinary course of business or that are otherwise permitted pursuant to Section 7.1, (b) over-the-counter software that is commercially available to the public, and (c) Intellectual Property licensed to Borrower. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a material adverse effect on Borrower’s business.

(e)        Except as noted on the Perfection Certificate or as otherwise disclosed to Bank in writing, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3        Accounts Receivable; Inventory. For any Eligible Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct in all material respects and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all material respects what they purport to be. All sales and other transactions underlying or giving rise to each Eligible Account comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Certificate. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency or similar laws relating to or limiting creditors’ rights generally.

5.4        Litigation. Except as disclosed in the Perfection Certificate or as otherwise disclosed pursuant to Section 6.2(h), there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries that could reasonably be expected to result in a liability to Borrower or any of its Subsidiaries of more than, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000).

5.5        Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6        Solvency. The fair salable value of Borrower’s, Guarantors’ and their Subsidiaries assets (including goodwill minus disposition costs), taken as a whole (giving pro forma effect to the transactions contemplated by the Merger Agreement), exceed the fair value of their liabilities; Borrower, Guarantors and their Subsidiaries, taken as a whole (giving pro forma effect to the transactions contemplated by the Merger Agreement), are not left with unreasonably small capital after giving pro forma effect to the transactions contemplated by this Agreement and the Merger Agreement; and Borrower, Guarantors and their Subsidiaries, taken as a whole (giving pro forma effect to the transactions contemplated by the Merger Agreement), are able to pay their debts (including trade debts) as they mature.

5.7        Regulatory Compliance.

(a)        Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

(b)        Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.

5.8        Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9        Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could reasonably be expected to result in additional material taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10        Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital, to fund the purchase price for the Acquisition and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11        Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank and with the Borrower’s filings with the SEC, as and when furnished, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12        Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

6        AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1        Government Compliance.

(a)        Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations; provided that Borrower may liquidate or dissolve a Subsidiary in connection with internal reorganizations in its reasonable business judgment. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to have a material adverse effect on Borrower’s business.

(b)        Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2        Financial Statements, Reports, Certificates. Deliver to Bank:

(a)        Borrowing Base Reports. Within thirty (30) days after the last day of each month, aged listings of accounts receivable and accounts payable (by invoice date) and a Deferred Revenue report (the “Borrowing Base Reports”);

(b)        Borrowing Base Certificate. Within thirty (30) days after the last day of each month and together with the Borrowing Base Reports, a duly completed Borrowing Base Certificate signed by a Responsible Officer;

(c)        Quarterly Financial Statements. As soon as available, but no later than forty five (45) days after the last day of each fiscal quarter, a company prepared consolidated and consolidating balance sheet, income statement and statement of cash flows covering Borrower’s and each of its Subsidiary’s operations for such quarter certified by a Responsible Officer and in a form acceptable to Bank (the “Quarterly Financial Statements”);

(d)        Quarterly Compliance Certificate. Within forty five (45) days after the last day of each fiscal quarter and together with the Quarterly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer;

(e)        Annual Audited Financial Statements. As soon as available, but no later than one hundred twenty (120) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion;

(f)        Other Statements. Within five (5) Business Days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(g)        SEC Filings. Within five (5) Business Days of filing, copies of all periodic and other reports, proxy statements and other materials filed by any Credit Party with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address;

(h)        Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000) or more;

(i)        Filings with Governmental Authorities. Within five (5) Business Days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law that are material to the business or operations of Borrower and its Subsidiaries, taken as a whole, and

(j)        Other Financial Information. Such other budgets, sales projections, operating plans and other financial information reasonably requested by Bank.

6.3        Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects, other than in the ordinary course of business or as may otherwise be permitted by Section 7.1. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims outside the ordinary course of business.

6.4        Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, or as otherwise permitted pursuant to the terms of Section 5.9, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5        Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as a lender loss payee and waive subrogation against Bank. All liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or their respective endorsements) shall provide that the insurer shall give Borrower at least thirty (30) days notice before canceling, amending, or declining to renew its policy (or ten (10) days for nonpayment of premiums) and Borrower shall, within one (1) Business Day of receiving any such notice, provide Bank notice thereof. At Bank’s request, Borrower shall deliver copies of policies certified by Borrower and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Five Million Dollars ($5,000,000) with respect to any loss, but not exceeding Ten Million Dollars ($10,000,000) in the aggregate under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6         Operating Accounts.

(a)        Maintain each Credit Parties’ and their Domestic Subsidiaries’ primary operating and other deposit accounts and securities accounts with Bank and Bank’s Affiliates.

(b)        Each Credit Party shall provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates.

For each Collateral Account that any Credit Party at any time maintains, such Credit Party shall, no later than forty five (45) days after the Effective Date, cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of employees and identified to Bank by Borrower as such.

6.7        Financial Covenants. Maintain as of the last day of each fiscal quarter, on a consolidated basis with respect to Borrower and its Subsidiaries:

(a)        Liquidity Ratio. A Liquidity Ratio of at least 1.25 to 1.0.

(b)        Adjusted EBITDA. Adjusted EBITDA of not less than the following amounts for the applicable measuring period:

Measuring Period	Adjusted EBITDA
Borrower’s second fiscal quarter of 2012	($3,000,000)
Borrower’s third fiscal quarter of 2012	$500,000
Borrower’s fourth fiscal quarter of 2012	$3,000,000
Borrower’s first fiscal quarter of 2013	$5,000,000
Borrower’s second fiscal quarter of 2013	$4,500,000
Borrower’s third fiscal quarter of 2013	$7,000,000
Borrower’s fourth fiscal quarter of 2013	$8,000,000

(c)        Fixed Charge Coverage Ratio. A Fixed Charge Coverage Ratio of not less than (i) 1.10 to 1.00 for Borrower’s first, second and third fiscal quarters of 2014 and (ii) 1.25 to 1.00 for each of Borrower’s fiscal quarters thereafter.

(d)        Minimum Cash at Bank. A balance of unrestricted cash at Bank of not less than Fifteen Million Dollars ($15,000,000).

6.8         Protection of Intellectual Property Rights.

(a)        (i) Protect, defend and maintain the validity and enforceability of any Intellectual Property material to Borrower’s business; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b)        Provide written notice to Bank within thirty (30) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.9        Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.10        Access to Collateral; Books and Records. Allow Bank, or its agents, at reasonable times, on five (5) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower’s Books. Such inspections or audits shall be conducted no more often than once annually unless an Event of Default has occurred and is continuing. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be Eight Hundred Fifty Dollars ($850) per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.11        Formation or Acquisition of Subsidiaries. Within thirty (30) days after (i) a Credit Party forms any Material Subsidiary or acquires any Material Subsidiary or (ii) any Subsidiary that is not a Material Subsidiary becomes a Material Subsidiary (such determination in this clause (ii) to be made concurrently with the delivery of the Quarterly Financial Statements based on the information contained therein), such Credit Party shall (a) cause such Material Subsidiary to provide to Bank either a joinder to the Loan Agreement to cause such Material Subsidiary to become a co-borrower hereunder or provide Bank with a Guaranty, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such Material Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such Material Subsidiary, in form and substance satisfactory to Bank, and (c) provide to Bank all other documentation requested by Bank in form and substance satisfactory to Bank, including one or more opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document.

6.12        Organizational Changes; Locations of Collateral. Borrower will deliver prior written notice to Bank at least five (5) Business Days prior to Borrower doing any of the following: (i) changing its jurisdiction of organization, (ii) changing its organizational structure or type, (iii) changing its legal name, (iv) changing any organizational number (if any) assigned by its jurisdiction of organization, or (v) adding any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Hundred Fifty Thousand Dollars ($250,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first (i) receive the written consent of Bank and (ii) cause such bailee, to execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion. Notwithstanding the foregoing, Borrower shall not be required to deliver notice or a bailee waiver to Bank with respect to (i) test equipment that is provided to third parties in the ordinary course of business and (ii) Inventory held outside the United States in the ordinary course of business.

6.13        Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

7        NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed:

7.1        Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for:

(a)        Transfers in the ordinary course of business for reasonably equivalent consideration and/or fair market value;

(b)        (i) Transfers to a Credit Party from Borrower or any of its Subsidiaries; (ii) Transfers from a Subsidiary that is not a Credit Party to another Subsidiary that is not a Credit Party and (iii) Transfers from a Credit Party to a Subsidiary that is not a Credit Party that constitutes a Permitted Investment;

(c)        Transfers of property in connection with sale-leaseback transactions;

(d)        Transfers of property to the extent such property is exchanged for credit against, or proceeds are promptly applied to, the purchase price of other property used or useful in the business of Borrower or its Subsidiaries;

(e)        Transfers constituting licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and consistent with past practices;

(f)        Transfers otherwise permitted by the Loan Documents;

(g)        sales or discounting of delinquent accounts in the ordinary course of business;

(h)        Transfers of non-core patents that are not material to the business of Borrower;

(i)        Transfers associated with the making or disposition of a Permitted Investment;

(j)        Transfers of Inventory in the ordinary course of business;

(k)        Transfers of worn-out or obsolete property; and

(l)        Transfers of assets (other than Accounts and Inventory (unless such Transfer is in the ordinary course of Borrower’s business)) not otherwise permitted in this Section 7.1, provided, that the aggregate net book value of all such Transfers by Borrower and its Subsidiaries, together, shall not exceed One Million Dollars ($1,000,000) in any fiscal year.

7.2        Changes in Business; Change in Control; Jurisdiction of Formation. Engage in any material line of business other than those lines of business conducted by Borrower and its Subsidiaries on the date hereof and any businesses reasonably related, complementary or incidental thereto or reasonable extensions thereof; or permit or suffer any Change in Control. Borrower will not, without prior written notice to Bank, change its jurisdiction of formation.

7.3        Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person other than in connection with the Acquisition. Notwithstanding the foregoing, (a) a Subsidiary of a Credit Party may merge or consolidate into another Subsidiary or into a Credit Party. (b) the Credit Parties may consummate the Acquisition, and (c) Borrower or its Subsidiaries may consummate Permitted Acquisitions provided that the total cash consideration payable by Borrower and its Subsidiaries in connection with any such Permitted Acquisitions (including any earnout payments) does not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in any fiscal year in the aggregate for all such transactions.

7.4        Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5        Encumbrance. Create, incur, allow, or suffer any Lien on any of its property or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting a Credit Party or any if its Subsidiaries from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of a Credit Party’s or any of its Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6        Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7        Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; (iii) Borrower may purchase, cancel or retain capital stock in satisfaction of withholding tax obligations in connection with equity-based compensation plans; (iv) Borrower may purchase fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations or conversion of convertible securities; (v) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements or other similar agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of Two Hundred Fifty Thousand Dollars ($250,000) per fiscal year; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so. For the avoidance of doubt, any reference to “capital stock” in this Agreement shall not include any Indebtedness convertible into equity securities of the Borrower.

7.8        Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) transactions permitted pursuant to the terms of Section 7.2 hereof, (c) transactions that are approved by a majority of the disinterested members of the Borrower’s Board of Directors; and (d) transactions with Subsidiaries that (i) are not otherwise prohibited under any other provision of this Agreement, (ii) would not be an Event of Default under any other provision of this Agreement and (iii) would not, with the passage of time or otherwise, constitute an Event of Default under any other provision of this Agreement.

7.9        Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except as permitted under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.

7.10        Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8        EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1        Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations (other than Bank Expenses) within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date or the Term Loan Maturity Date) (c) pay any Bank Expenses incurred through the Effective Date on the date the initial Credit Extension is made or (d) pay any Bank Expenses due after the Effective Date within fifteen (15) days after invoicing. During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2        Covenant Default.

(a)        Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6 or 6.7 or violates any covenant in Section 7; or

(b)        Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3        Material Adverse Change. A Material Adverse Change occurs;

8.4        Attachment; Levy; Restraint on Business.

(a)        (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b)        (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5        Insolvency (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6        Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Million Dollars ($1,000,000); or (b) any default by Borrower or Guarantor , the result of which could reasonably be expected to have a material adverse effect on the business of Borrower and its Subsidiaries, taken as a whole;

8.7        Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8        Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9        Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower owed One Million Dollars ($1,000,000) or more that signed a subordination, intercreditor, or other similar agreement with Bank, where any such default or breach entitles the creditor party thereto to accelerate the obligations that are the subject of any such agreement or any creditor that has signed such an agreement with Bank breaches any terms of such agreement;

8.10        Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.4, 8.5, 8.7, or 8.8 occurs with respect to any Guarantor; or

8.11        Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could reasonably be expected to result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.

9        BANK’S RIGHTS AND REMEDIES

9.1         Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)        declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)        stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)        for any Letters of Credit, demand that Borrower (i) deposit cash with Bank in an amount equal to one hundred percent (100%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)        terminate any FX Contracts;

(e)        settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(f)        make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g)        apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h)        ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i)        place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j)        demand and receive possession of Borrower’s Books; and

(k)        exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2        Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied (or with respect to Bank Services, cash secured) in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3        Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay to a Person other than Bank under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4        Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5        Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6        No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7        Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10        NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Mindspeed Technologies, Inc. 4000 Macarthur Blvd., East Tower Newport Beach, CA 92660 Attn: Stephen Ananias, CFO Fax: (949) 246-8267 Email: stephen.ananias@mindspeed.com

If to Bank:	Silicon Valley Bank 15260 Ventura Boulevard Suite 980 Sherman Oaks CA 91403 Attn: Jack Garza – Relationship Manager Fax: (818) 783-7984 Email: jgarza@svb.com

11        CHOICE OF LAW, VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12        GENERAL PROVISIONS

12.1    Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2        Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3        Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.4        Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5        Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Bank provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both Bank and Borrower.

12.6        Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.7        Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8        Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations. Bank Services that have been cash secured and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. Without limiting the foregoing, except as otherwise provided in Section 4.1, the grant of security interest by Borrower in Section 4.1 shall survive until the termination of all Bank Services Agreements. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9        Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its commercially reasonable efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) disclosed to Bank by a third party if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10        Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11        Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12        Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13        Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14        Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15        Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13             DEFINITIONS

13.1        Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Acquisition” means the transactions contemplated by the Merger Agreement.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Adjusted EBITDA” is EBITDA plus (i) other non-cash charges including but not limited to stock based compensation, (ii) non-recurring charges incurred through the end of the second fiscal quarter of 2013 (which shall include transaction fees related to the Acquisition, sign on bonuses, transitional employee expenses, redundant contractual commitments and severance payment), which non-recurring charges shall be capped at Five Million Five Hundred Thousand Dollars ($5,500,000) in the aggregate, (iii) non-recurring charges incurred in connection with any Permitted Acquisition approved by Bank in its sole discretion (iv) unusual, non-recurring or other extraordinary charges or expenses approved by Bank in its sole discretion, (v) pro forma cost savings and synergies approved by Bank in its sole discretion, and (vi) to the extent covered by insurance proceeds, losses in connection with casualty events approved by Bank in its sole discretion.

For the purposes of calculating Adjusted EBITDA for any period, (a) if at any time during such period, Borrower or any of its Subsidiaries shall have made a Permitted Acquisition (or the effects therefor shall have occurred or be implemented in such period), Adjusted EBITDA for such period shall be calculated on a Pro Forma Basis.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Applicable Term Loan Principal Payment Amount” is (i) Three Hundred Seventy Five Thousand Dollars ($375,000) for the principal payments due for each quarter during the 2013 calendar year, (ii) Seven Hundred Fifty Thousand Dollars ($750,000) for the principal payments due for each quarter during the 2014 calendar year, (iii) One Million One Hundred Twenty Five Thousand Dollars ($1,125,000) for the principal payments due for each quarter during the 2015 calendar year and (iv) One Million Five Hundred Thousand Dollars ($1,500,000) for the principal payments due for each quarter during the 2016 calendar year.

“Applicable Unused Fee Percentage’ is (i) one half of one percent (0.50%) if Borrower’s and its Subsidiaries’ consolidated Liquidity Ratio for the most recently ended quarter was less than 1.35 to 1.00, (ii) three eighths of one percent (0.375%) if Borrower’s and its Subsidiaries’ consolidated Liquidity Ratio for the most recently ended quarter was greater than or equal to 1.35 to 1.00 but less than or equal to 1.50 to 1.00 or (iii) one quarter of one percent (0.25%) if Borrower’s and its Subsidiaries’ consolidated Liquidity Ratio for the most recently ended quarter was greater than 1.50 to 1.00.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any other Credit Party.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Base Rate” is the prime rate published in the Money Rates section of the Western Edition of The Wall Street Journal; provided however, that if such rate becomes unavailable, there after the “Base Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Base Rate Loan” means a Loan that bears interest at the Base Rate.

“Base Rate Margin” is (i) one and three quarters percent (1.75%) if Borrower’s and its Subsidiaries’ consolidated Liquidity Ratio for the most recently ended quarter was less than 1.35 to 1.00, (ii) one and one half percent (1.50%) if Borrower’s and its Subsidiaries’ consolidated Liquidity Ratio for the most recently ended quarter was greater than or equal to 1.35 to 1.00 but less than or equal to 1.50 to 1.00 or (iii) one and one quarter percent (1.25%) if Borrower’s and its Subsidiaries’ consolidated Liquidity Ratio for the most recently ended quarter was greater than 1.50 to 1.00.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is (a) eighty five percent (85%) of Eligible Accounts (other than Eligible Discounted Distributor Accounts and Eligible Japanese Accounts) plus (b) sixty five percent (65%) of Eligible Discounted Distributor Accounts plus (c) the lesser of (i) eighty five percent (85%) of Eligible Japanese Accounts or (ii) Five Million Dollars ($5,000,000), all as determined by Bank based on Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may decrease the foregoing amounts and/or percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, could reasonably be expected to materially and adversely affect the value of the Eligible Accounts.

“Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit D.

“Borrowing Base Report” is defined in Section 6.2(a).

“Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto as Exhibit E.

“Business Day” is any day other than a Saturday, Sunday or other day on which banking institutions in the State of California are authorized or required by law or other governmental action to close, except that if any determination of a “Business Day” shall relate to a LIBOR Loan, the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market, and if any determination of a “Business Day” shall relate to an FX Forward Contract, the term “Business Day” shall mean a day on which dealings are carried on in the country of settlement of the foreign (i.e., non-Dollar) currency.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing forty nine percent (49%) or more of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of not less than two-thirds of the directors then still in office who either were directions at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commitment Letter” means that certain Commitment Letter executed by Borrower and Bank dated as of January 5, 2012.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit F.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another Person such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Continuation Date” means any date on which Borrower elects to continue a LIBOR Loan into another Interest Period.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Conversion Date” means any date on which Borrower elects to convert a Base Rate Loan to a LIBOR Loan or a LIBOR Loan to a Base Rate Loan.

“Convertible Notes” are those certain unsecured 6.50% convertible senior notes due August 2013 issued by Borrower pursuant to an indenture, dated as of August 1, 2008, between the Borrower and Wells Fargo Bank, N.A., as trustee.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, the Term Loan or any other extension of credit by Bank for Borrower’s benefit under this Agreement.

“Credit Party” means each of Borrower and each Guarantor.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number 3300624374, maintained with Bank.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Domestic Guarantor’ means each of Picochip, Maker Communications, Mindspeed Development, Mindspeed Technologies and any Material Domestic Subsidiary that guarantees the Obligations.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense.

“Effective Amount” means with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowing and prepayments or repayments thereof occurring on such date.

“Effective Date” is defined in the preamble hereof.

“Effective Date Notice of Borrowing” means a notice given by Borrower to Bank in accordance with Section 3.1, substantially in the form of Exhibit B-1, with appropriate insertions.

“Eligible Accounts” means Accounts which arise in the ordinary course of Borrower’s or a Guarantor’s business that meet all Borrower’s representations and warranties in Section 5.3. Bank reserves the right at any time after the Effective Date to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment, based on the quality and dilution of the Accounts as determined by initial and ongoing periodic collateral field examinations by Bank. Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:

(a)         Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(b)         Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(c)         Accounts with credit balances over ninety (90) days from invoice date;

(d)         Accounts owing from an Account Debtor, in which fifty percent (50%) or more of the Accounts have not been paid within ninety (90) days of invoice date;

(e)         Accounts owing from an Account Debtor which does not have its principal place of business in the United States (other than Eligible Japanese Accounts and Eligible Foreign Accounts) unless supported by foreign credit insurance acceptable to Bank;

(f)         Accounts billed and/or payable outside of the United States (other than Eligible Japanese Accounts);

(g)         Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts) other than Eligible Discounted Distributor Accounts;

(h)         Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(i)         Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(j)         Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(k)         Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(l)         Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(m)         Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(n)         Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(o)         Accounts for which the Account Debtor has not been invoiced;

(p)         Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(q)         Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond 90 days;

(r)         Accounts arising from chargebacks, debit memos or other payment deductions taken by an Account Debtor (but only to the extent the chargeback is determined valid and not collected by Borrower);

(s)         Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);

(t)         Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(u)         Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue), other than with respect to Eligible Discounted Distributor Accounts;

(v)         Accounts owing from an Account Debtor, whose total obligations to Borrower exceed thirty-five percent (35%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing; and

(w)         Accounts for which Bank in its good faith business judgment after inquiry and consultation with Borrower determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices.

“Eligible Discounted Distributor Accounts” means Accounts which arise in the ordinary course of Borrower’s or a Guarantor’s business that meet all Borrower’s representations and warranties in Section 5.3, that otherwise meets the criteria for Eligible Accounts (in each case, other than with respect to Subsections (g) and (u) of the definition thereof) and with respect to which the account debtors thereof have been agreed upon by Borrower and Bank from time to time.

“Eligible Foreign Accounts” means Accounts which arise in the ordinary course of Borrower’s or a Guarantor’s business that meet all of Borrower’s representations and warranties in Section 5.3, and that are Accounts owing from an Account Debtor which does not have its principal place of business in the United States (other than Eligible Japanese Accounts) and that, at all times following the date that is sixty (60) days after the Effective Date, are supported by foreign credit insurance acceptable to Bank.

“Eligible Japanese Accounts” means Accounts which arise in the ordinary course of Mindspeed Japan’s business that meets all Borrower’s representations and warranties in Section 5.3, that otherwise meets the criteria for Eligible Accounts and that are billed by Mindspeed Japan out of Japan and that, at all times following the date that is sixty (60) days after the Effective Date, are subject to a first priority security interest (or the Japanese equivalent thereof) in favor of Bank pursuant to the Japanese Secured Guaranty Documents.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Fee Letter” means that certain Fee Letter executed by Borrower and Bank dated as of January 5, 2012.

“Fixed Charge Coverage Ratio” is a ratio of (i) Adjusted EBITDA minus the sum of cash taxes, IP expenditures, and capitalized expenditures to (ii) the sum of Interest Expense and scheduled principal payments on all Indebtedness, all calculated on a trailing twelve (12) month basis.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Borrower and the Bank agree to enter into negotiations to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. The Borrower and the Bank further agree that the Bank shall not charge Borrower any amendment, negotiation or other fee in connection with such negotiations or amendment. Until such time as such an amendment shall have been executed and delivered by Borrower and Bank, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of the Obligations, including Picochip, Maker Communications, Mindspeed Development, Mindspeed Technologies, Picochip UK, Mindspeed UK, Mindspeed Japan and any Material Subsidiary.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations with respect to Indebtedness described in clauses (a) through (c) of this definition; provided, that, for the avoidance of doubt, unsecured earnout obligations or deferred payment of consideration payable in connection with the Acquisition or any other acquisition permitted hereunder shall not constitute “Indebtedness” hereunder.

“Indemnified Person” is defined in Section 12.2.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of a Credit Party’s right, title, and interest in and to the following:

(a)         its Copyrights, Trademarks and Patents;

(b)         any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)         any and all source code, object code and software;

(d)         any and all design rights and inventions which may be available to a Borrower;

(e)         All internet domain names (including any right related to the registration thereof), trade names, brand names, d/b/a’s, logos, symbols, trade dress and all goodwill associated therewith and symbolized thereby;

(f)         any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(g)         all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Expense” means for any fiscal period, cash interest expense determined in accordance with GAAP for the relevant period ending on such date, including, in any event, cash interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs (or net gains) associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Interest Payment Date” means, with respect to any LIBOR Loan, (x) for an Interest Period of three (3) months or less, the last day of each Interest Period applicable to such LIBOR Loan, and (y) for an Interest Period of longer than three (3) months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, and, with respect to Base Rate Loans, the last day of each calendar quarter (or, if the last day of the quarter does not fall on a Business Day, then on the first Business Day following such date), and each date a Base Rate Loan is converted into a LIBOR Loan to the extent of the amount converted to a LIBOR Loan.

“Interest Period” means, as to any LIBOR Loan, the period commencing on the date of such LIBOR Loan, or on the conversion/continuation date on which the LIBOR Loan is converted into or continued as a LIBOR Loan, and ending on the date that is one (1), two (2), three (3), or six (6) months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Loan shall end later than the Revolving Maturity Date or the Term Loan Maturity Date (as applicable), (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.

“Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Loan.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Japanese Secured Guaranty Documents” means those certain guaranty and security agreement executed by Mindspeed Japan in favor of Bank and any other documents reasonably requested by Bank in connection with the execution thereof.

“Japanese Share Pledge Documents” means a share pledge agreement, minutes of board of directors and related documents, request to update the shareholders registry, updated shareholders registry, seal certificate and any other documents reasonably requested by Bank with respect to the pledge by Borrower to Bank of one hundred percent (100%) of the issued and outstanding equity securities of Mindspeed Japan.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“LIBOR Loan” means a Loan that bears interest based at the LIBOR Rate.

“LIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for any Loan to be made, continued as or converted into a LIBOR Loan, the greater of (i) three quarters of one percent (0.75%) per annum or (ii) the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 1/100th of one percent (0.01%)) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Loan.

“LIBOR Rate Margin” is (i) three and three quarters percent (3.75%) if Borrower’s and its Subsidiaries’ consolidated Liquidity Ratio for the most recently ended quarter was less than 1.35 to 1.00, (ii) three and one half percent (3.50%) if Borrower’s and its Subsidiaries’ consolidated Liquidity Ratio for the most recently ended quarter was greater than or equal to 1.35 to 1.00 but less than or equal to 1.50 to 1.00 or (iii) three and one quarter percent (3.25%) if Borrower’s and its Subsidiaries’ consolidated Liquidity Ratio for the most recently ended quarter was greater than 1.50 to 1.00.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity” is the sum of cash and Cash Equivalents plus Accounts receivable, minus, at all times beginning on March 31, 2013, the outstanding principal amount of the Convertible Notes, if any.

“Liquidity Ratio” is a ratio of Liquidity to all Indebtedness owing from Borrower to Bank.

“Loan” means either an Advance or the Term Loan.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificates, the Japanese Secured Guaranty Documents, the Japanese Share Pledge Documents, the UK Secured Guaranty Documents, the UK Share Pledge Documents, the US Secured Guaranty Documents, the Fee Letter, any Bank Services Agreement, any subordination agreement between Bank and a creditor of a Credit Party, any note, or notes or guaranties executed by Borrower or any Guarantor in connection with the Loans, and any other present or future agreement between Borrower and any Guarantor and/or for the benefit of Bank, all as amended, restated, or otherwise modified.

“Maker Communications” means Maker Communications, Inc., a wholly owned Subsidiary of Borrower organized under the laws of the State of Delaware.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Material Subsidiary” means a Subsidiary of a Credit Party that meets one of the following tests: (i) such Subsidiary generates revenue greater than one percent (1.00%) of total consolidated revenue of the Credit Parties and their Subsidiaries, (ii) such Subsidiary has assets greater than or equal to five percent (5.00%) of total consolidated assets of the Credit Parties and their Subsidiaries or (iii) such Subsidiary has assets with a value in excess of Three Million Dollars ($3,000,000).

“Material Domestic Subsidiary” means a Domestic Subsidiary of a Credit Party that is a Material Subsidiary.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of January 5, 2012 by and among Borrower, Mindspeed UK, Platinum Acquisition Corporation, Picochip, Picochip UK and the Stockholder Representative (as defined therein).

“Mindspeed Development” means Mindspeed Development Sub, Inc., a wholly owned Subsidiary of Borrower organized under the laws of the State of Delaware.

“Mindspeed Japan’ means Mindspeed Technologies (K.K.), a wholly owned Subsidiary of Borrower organized under the laws of Japan.

“Mindspeed Technologies” means Mindspeed Technologies LLC, a wholly owned Subsidiary of Borrower organized under the laws of the State of Delaware.

“Mindspeed UK” means Platinum Acquisition (UK) Limited, a wholly owned Subsidiary of Borrower organized under the laws of England and Wales.

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Notice of Borrowing” means either an Effective Date Notice of Borrowing or a Subsequent Notice of Borrowing, as applicable.

“Notice of Conversion/Continuation” means a notice given by Borrower to Bank in accordance with Section 3.5, substantially in the form of Exhibit C, with appropriate insertions.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Acquisitions” are purchases or other acquisitions by Borrower or any of its Subsidiaries of (i) the capital stock in a Person that, upon the consummation thereof, will be a Subsidiary (including as a result of a merger or consolidation) or (ii) all or substantially all of the assets of, or assets constituting one or more business units of, any Person; provided that, with respect to each such purchase or other acquisition:

(i)         the newly-created or acquired Subsidiary shall be in the same, similar, or a related line of business as that conducted by Borrower or its Subsidiaries on the date hereof;

(ii)         all transactions related to such purchase or acquisition shall be consummated in all material respects in accordance with all Requirements of Law;

(iii)         Borrower shall give Bank at least 10 Business Days prior written notice of any such purchase or acquisition; and

(iv)         (x) immediately before and immediately after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing and (y) immediately after giving effect to such purchase or other acquisition, Borrower and its Subsidiaries can demonstrate compliance on a Pro Forma Basis with the covenants set forth in Section 6.7 hereof, both before and for the twelve (12) months after the closing of such purchase or acquisition.

“Permitted Indebtedness” is:

(a)         Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)         Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c)         Subordinated Debt;

(d)         unsecured Indebtedness pursuant to the Convertible Notes;

(e)         guaranties of Permitted Indebtedness;

(f)         (1) Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), (2) Indebtedness of any Subsidiary to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to the obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby), and (3) Indebtedness of any Subsidiary to Borrower and Contingent Obligations of Borrower with respect to the obligations of another Subsidiary (provided that the primary obligations are not prohibited hereby) that are permitted under clauses (h) and (i) of the definition of Permitted Investments;

(g)         unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(h)         Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(i)         Indebtedness consisting of reimbursement obligations under letters of credit issued by Bank or unsecured guarantees required to support rental payments on any real estate lease;

(j)         Indebtedness consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices;

(k)         Indebtedness secured by Liens permitted under clause (c) of the definition of “Permitted Liens” hereunder in a principal amount not exceeding Seven Million Five Hundred Thousand Dollars ($7,500,000) in the aggregate;

(l)         Indebtedness of a Credit Party to another Credit Party;

(m)         Indebtedness owing by or among Borrower and its Subsidiaries that constitute Permitted Investments;

(n)         to the extent constituting Indebtedness, obligations secured by a Lien described in clause (l) of the definition of Permitted Liens;

(o)         other Indebtedness not otherwise permitted by Section 7.4 not exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate outstanding at any time; and

(p)         extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)         Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate and;

(b)         (i) Investments consisting of Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Bank;

(c)         Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)         Investments consisting of deposit accounts in which Bank has a perfected security interest;

(e)         Investments accepted in connection with Transfers permitted by Section 7.1 and transactions permitted by Section 7.3;

(f)         Investments by Borrower in a Guarantor or by a Guarantor in another Guarantor or Borrower;

(g)         Investments by Subsidiaries who are not Guarantors in other Subsidiaries or in a Credit Party;

(h)         Investments by Credit Parties in Subsidiaries that are not Guarantors in an amount not to exceed Twenty Five Million Dollars ($25,000,000) in the aggregate in any fiscal year;

(i)         Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(j)         Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(k)         Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (k) shall not apply to Investments of Borrower in any Subsidiary;

(l)         joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year; and

(m)         other Investments not otherwise permitted by Section 7.7 not exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year.

“Permitted Liens” are:

(a)         Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b)         Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)         Liens (including with respect to capital leases) (i) on property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired or held by Borrower or its Subsidiaries incurred for financing such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof), or (ii) existing on property (and accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) when acquired, if (x) the Lien is confined to such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof), and the principal amount of Indebtedness secured thereby does not exceed Seven Million Five Hundred Thousand Dollars ($7,500,000) in the aggregate;

(d)         Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)         Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)         Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness secured thereby may not increase;

(g)         leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(h)         non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(i)         Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7; and

(j)         deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money;

(k)         easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person and which do not represent or secure an obligation for borrowed money;

(l)         Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m)         Liens securing Subordinated Debt;

(n)         Liens on insurance proceeds in favor of insurance companies granted solely to secure financed insurance premiums; and

(o)         Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts to the extent that such accounts constitute Collateral.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“PicoChip” means, Picochip, LLC, a Delaware limited liability company and, after giving effect to the Acquisition, a wholly owned Subsidiary of Mindspeed UK.

“PicoChip UK’ means Picochip Limited, a wholly owned Subsidiary of Picochip organized under the laws of England and Wales.

“Postclosing Letter” means that certain Postclosing Letter executed by Borrower and Bank dated as of the Effective Date, as amended from time to time.

“Prepayment Fee” means (i) prior to the first anniversary of the Effective Date, an amount equal to one percent (1.00%) of the principal amount of Term Loans voluntarily prepaid in excess of the Applicable Term Loan Principal Payment Amount, and (ii) on or after the first anniversary of the Effective Date, zero.

“Pro Forma Basis”: with respect to any calculation or determination for the Borrower for any period, in making such calculation or determination on the specified date of determination (the “Determination Date”):

(a)         pro forma effect will be given to any Indebtedness incurred by the Borrower or any of its Subsidiaries (including by assumption of then outstanding Indebtedness or by a Person becoming a Subsidiary (“Incurred”) after the beginning of the applicable period and on or before the Determination Date to the extent the Indebtedness is outstanding or is to be Incurred on the Determination Date, as if such Indebtedness had been Incurred on the first day of such period;

(b)         pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the Determination Date (taking into account any interest rate swap agreement, interest rate cap or collar agreement or other arrangement designed to protect a Person against fluctuations in interest rates, applicable to the Indebtedness) had been the applicable rate for the entire period;

(c)         Interest Expense and scheduled principal payments related to any Indebtedness no longer outstanding or to be repaid or redeemed on the Determination Date, except for Interest Expense accrued during the period under a revolving credit to the extent of the commitment thereunder (or under any successor revolving credit) in effect on the Determination Date, will be excluded as if such Indebtedness was no longer outstanding or was repaid or redeemed on the first day of such period;

(d)         pro forma effect will be given to: (A) the acquisition or disposition of companies, divisions or lines of businesses by the Borrower and its Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Subsidiary after the beginning of the applicable period; and (B) the discontinuation of any discontinued operations but, in the case of Interest Expense and scheduled principal payments of Indebtedness, only to the extent that the obligations giving rise to such Interest Expense and scheduled principal payments of Indebtedness will not be obligations of the Borrower or any of its Subsidiaries following the Determination Date; in each case of clauses (A) and (B), that have occurred since the beginning of the applicable period and before the Determination Date as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of such period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be calculated in good faith by a responsible financial or accounting officer of the Borrower (x) in accordance with Regulation S-X under the Securities Act of 1933, as amended, based upon the most recent four full fiscal quarters for which the relevant financial information is available or (y) in such other manner reasonably acceptable to Bank, as if any such acquisition or disposition occurred on the first day of such period and by giving effect to reasonably expected savings in operating expenses relating to cost savings and synergies as if such cost savings and synergies had occurred on the first day of such period.

“Quarterly Financial Statements” is defined in Section 6.2(c).

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license of Intellectual Property or other material agreement with respect to Intellectual Property and with respect to which Borrower is the licensee, the termination of which could reasonably be expected to result in a Material Adverse Change.

“Revolving Line” is an Advance or Advances in an amount equal to Twenty Million Dollars ($20,000,000), as may be reduced from time to time pursuant to Section 2.1.1(b).

“Revolving Line Maturity Date” is February 6, 2017.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Specified Merger Agreement Representations” means the representations and warranties made by Picochip and its subsidiaries in the Merger Agreement to the extent Borrower or Merger Sub (as defined in the Merger Agreement) have the right to not consummate the Acquisition or to terminate their obligations under the Merger Agreement as a result of a breach of such representations and warranties in the Merger Agreement

“Specified Representations” means the representations contained in Sections 5.1(a), 5.1(c), 5.2(a), 5.6, 5.7(a) and 5.10 of this Agreement.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsequent Notice of Borrowing” means a notice given by Borrower to Bank in accordance with Section 3.2, substantially in the form of Exhibit B-2, with appropriate insertions.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of a Credit Party

“Term Loan” is a loan made by Bank pursuant to the terms of Section 2.1.2 hereof.

“Term Loan Maturity Date” is February 6, 2017.

“Term Loan Payment” is defined in Section 2.1.2(b).

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“UK Secured Guaranty Documents” means those certain (i) composite guarantee and debenture; (ii) board resolutions for PicoChip UK and Mindspeed UK in respect of the guarantee and debenture; (iii) shareholder resolutions in respect of the guarantee and debenture from each of PicoChip UK and Mindspeed UK, and (iv) any other documents reasonably required by Bank to be executed by a Credit Party in connection therewith.

“UK Share Pledge Documents” means those certain Charge Over Shares, board minutes, shareholder resolutions and stock transfer form, and any other documents reasonably requested by Bank with respect to (i) the pledge by PicoChip to Bank of one hundred percent (100%) of the issued and outstanding equity securities of PicoChip UK and (ii) the pledge by Mindspeed to Bank of one hundred percent (100%) of the issued and outstanding equity securities of Mindspeed UK

“US Secured Guaranty Documents’ means those certain (i) Unconditional Guaranty and (ii) Security Agreement executed by each Domestic Guarantor in favor of Bank and any other documents reasonably required by Bank to be executed by a Domestic Guarantor in connection therewith.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

MINDSPEED TECHNOLOGIES, INC.

By: /s/ Stephen N. Ananias
Name: Stephen N. Ananias
Title: Senior Vice President and Chief Financial Officer

BANK:

SILICON VALLEY BANK

By: /s/ Jack Garza
Name: Jack Garza
Title: Relationship Manager

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary that is not a Guarantor, which shares entitle the holder thereof to vote for directors or any other matter, (b) any property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof), the purchase or acquisition of which was financed by a third party that has a Permitted Lien on such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) and was not financed by the Bank, to the extent the grant of a security interest therein is prohibited by or would constitute a default under the third party’s loan, lease or other financing documents, provided that upon the termination or lapsing of any such prohibition or payment in full of such third party, such property will at all times constitute Collateral, (c) any property to the extent that such grant of a security interest is prohibited by any Requirements of Law of a Governmental Authority except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination is ineffective under applicable law, or (d) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its Intellectual Property without Bank’s prior written consent.

EXHIBIT B-1

EFFECTIVE DATE NOTICE OF BORROWING

MINDSPEED TECHNOLOGIES, INC.

Date: February __, 2012

TO:	SILICON VALLEY BANK

3003 Tasman Drive

Santa Clara, CA 95054

Attention: Corporate Services Department

RE:	Loan and Security Agreement dated as of February __, 2012 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between MINDSPEED TECHNOLOGIES, INC. (“Borrower”) and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 3.4(a) of the Loan Agreement, of the borrowing of Loans.

1.         The Funding Date, which shall be a Business Day, of the requested borrowing is                     .

2.         The aggregate amount of the requested borrowing is $                    , which consists of $                     of Term Loans and $                     of Advances.

3.         The requested Loans shall consist of $                     of Base Rate Loans and $                     of LIBOR Loans.

4.         The duration of the Interest Period for the LIBOR Loans included in the requested Loans shall be                      months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Loans before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:

(a)         the Specified Merger Agreement Representations and the Specified Representations contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(b)         no Event of Default (other than an Event of Default described in Sections 8.3 or 8.8) has occurred and is continuing, or would result from such proposed Loan; and

(c)         the requested Loans will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, (i) the lesser of the Revolving Line or the Borrowing Base minus (ii) the aggregate outstanding Advances.

BORROWER	MINDSPEED TECHNOLOGIES, INC.

By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
____%

EXHIBIT B-2

FORM OF SUBSEQUENT NOTICE OF BORROWING

MINDSPEED TECHNOLOGIES, INC.

Date:

TO:	SILICON VALLEY BANK

3003 Tasman Drive

Santa Clara, CA 95054

Attention: Corporate Services Department

RE:	Loan and Security Agreement dated as of February __, 2012 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between MINDSPEED TECHNOLOGIES, INC. (“Borrower”) and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 3.5(a) of the Loan Agreement, of the borrowing of a Loan.

1.         The Funding Date, which shall be a Business Day, of the requested borrowing is                     .

2.         The aggregate amount of the requested borrowing is $                    .

3.         The requested Loan shall consist of $                     of Base Rate Loans and $                     of LIBOR Loans.

4.         The duration of the Interest Period for the LIBOR Loans included in the requested Loan shall be                      months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Loan before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:

(a)         all representations and warranties of Borrower contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(b)         no Event of Default has occurred and is continuing, or would result from such proposed Loan; and

(c)         the requested Loan will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, (i) the lesser of the Revolving Line or the Borrowing Base minus (ii) the aggregate outstanding Advances.

BORROWER	MINDSPEED TECHNOLOGIES, INC.

By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
____%

EXHIBIT C

FORM OF NOTICE OF CONVERSION/CONTINUATION

MINDSPEED TECHNOLOGIES, INC., on behalf of all Borrowers

Date:

TO:	SILICON VALLEY BANK

3003 Tasman Drive

Santa Clara, CA 95054

Attention:

RE:

Loan and Security Agreement dated as of February __, 2012 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between MINDSPEED TECHNOLOGIES, INC. (“Borrower”) and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 3.6 of the Loan Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1.         The date of the [conversion] [continuation] is                     , 20        .

2.         The aggregate amount of the proposed Loans to be [converted] is $                     or [continued] is $                    .

3.         The Loans are to be [converted into] [continued as] [LIBOR] [Base Rate] Loans.

4.         The duration of the Interest Period for the LIBOR Loans included in the [conversion] [continuation] shall be            months.

The undersigned, on behalf of Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:

(a)         all representations and warranties of Borrower stated in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(b)         no Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

[Signature page follows.]

BORROWER	MINDSPEED TECHNOLOGIES, INC.

By:
Name:
Title:

    For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
___%

EXHIBIT D

BORROWING BASE CERTIFICATE

Borrower: MINDSPEED TECHNOLOGIES, INC.

Lender: Silicon Valley Bank

Commitment Amount:             $20,000,000

ACCOUNTS RECEIVABLE
1.	Accounts Receivable (invoiced) Book Value as of	$______________
2.	Additions (please explain on next page)	$______________
3.	Less: Intercompany / Employee / Non-Trade Accounts	$______________
4.	NET TRADE ACCOUNTS RECEIVABLE	$______________

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
5.	90 Days Past Invoice Date	$______________
6.	Credit Balances over 90 Days	$______________
7.	Balance of 50% over 90 Day Accounts (Cross-Age or Current Affected)	$______________
8.	Foreign Account Debtor Accounts	$______________
9.	Foreign Invoiced and/or Collected Accounts	$______________
10.	Contra/Customer Deposit Accounts	$______________
11.	U.S. Governmental Accounts	$______________
12.	Promotion or Demo Accounts; Guaranteed Sale or Consignment Sale Accounts	$______________
13.	Accounts with Memo or Pre-Billings	$______________
14.	Contract Accounts; Accounts with Progress / Milestone Billings	$______________
15.	Accounts for Retainage Billings	$______________
16.	Trust / Bonded Accounts	$______________
17.	Bill and Hold Accounts	$______________
18.	Unbilled Accounts	$______________
19.	Non-Trade Accounts (if not already deducted above)	$______________
20.	Accounts with Extended Term Invoices (Net 90+)	$______________
21.	Chargeback Accounts / Debit Memos	$______________
22.	Product Returns/Exchanges	$______________
23.	Disputed Accounts; Insolvent Account Debtor Accounts	$______________
24.	Deferred Revenue, if applicable/Other (please explain on next page)	$______________
25.	Concentration Limits	$______________
26.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$______________

27.	Eligible Accounts (#4 minus #26)	$______________
28.	ELIGIBLE AMOUNT OF ACCOUNTS (85% of #27)	$______________

DISCOUNTED DISTRIBUTOR ACCOUNTS
29.	Discounted Distributor Accounts not subject to the exclusions above (other than with respect to items #10 and #24) value as of	$______________
30.	ELIGIBLE AMOUNT OF DISCOUNTED DISTRIBUTOR ACCOUNTS (65% of #29)	$______________

ELIGIBLE JAPANESE ACCOUNTS
31.	Eligible Japanese Accounts not subject to the exclusions above (other than with respect to items #8 and #9 value as of as of )	$______________
32.	ELIGIBLE AMOUNT OF ELIGIBLE JAPANESE ACCOUNTS (lesser of (i) $5,000,000 or (iii) 85% of #31)	$______________

BALANCES
33.	Maximum Loan Amount	$ 20,000,000
34.	Total Funds Available Lesser of #33 or (#28 plus #30 plus #32)	$______________
35.	Present balance owing on Line of Credit	$______________
36.	RESERVE POSITION (#34 minus #35)	$______________

Explanatory comments from previous page:

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

BANK USE ONLY
COMMENTS:	Received by:
AUTHORIZED SIGNER

Date:
By:	Verified:
Authorized Signer	AUTHORIZED SIGNER

Date:	Date:
Compliance Status: Yes No

EXHIBIT E

BORROWING RESOLUTIONS

[See attached]

[Borrower to provide form of Secretary’s Certificate and Resolutions]

EXHIBIT F

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	MINDSPEED TECHNOLOGIES, INC.

  The undersigned authorized officer of MINDSPEED TECHNOLOGIES, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”): (1) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

  Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Quarterly financial statements with Compliance Certificate	Quarterly within 45 days	Yes No
Annual financial statement (CPA Audited)	FYE within 120 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Borrowing Base Certificate A/R & A/P Agings and Deferred Revenue Schedule	Monthly within 30 days	Yes No
Annual Board Approved Projections	FYE within 45 days	Yes No

Financial Covenant	Required	Actual	Complies
Maintain on a Quarterly Basis (unless otherwise noted):
Minimum Liquidity Ratio	1.25:1.0	_____:1.0	Yes No
Minimum Adjusted EBITDA	See Schedule	$_______	Yes No
Minimum Fixed Charge Coverage Ratio	*	$_______	Yes No
Minimum Cash at Bank (at all times)	$15,000,000	$_______	Yes No

*not less than (i) 1.10 to 1.00 for Borrower’s first, second and third fiscal quarters of 2014 and (ii) 1.25 to 1.00 for each of Borrower’s fiscal quarters thereafter.

Performance Pricing		Applies

Liquidity Ratio < 1.35 to 1.00	LIBOR + 3.75%, Base Rate + 1.75%, Unused Fee 0.50%	Yes No
Liquidity Ratio ≥ 1.35 to 1.00 but ≤ 1.50 to 1.00	LIBOR + 3.50%, Base Rate + 1.50%, Unused Fee 0.375%	Yes No
Liquidity Ratio > 1.50 to 1.00	LIBOR + 3.25%, Base Rate + 1.25%, Unused Fee 0.25%	Yes No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

MINDSPEED TECHNOLOGIES, INC.	BANK USE ONLY

Received by:
By:	AUTHORIZED SIGNER
Name:	Date:
Title:
Verified:
AUTHORIZED SIGNER
Date:

Compliance Status: Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I.         Liquidity Ratio (Section 6.7(a))

Required:             1.25:1.00

Actual:

A.	Aggregate value of the unrestricted cash and cash equivalents of Borrower and Guarantors	$

B.	Aggregate value of the net billed accounts receivable of Borrower and Guarantors	$

C.	At all times beginning on March 31, 2013, the outstanding principal amount of the Convertible Notes	$

D.	Liquidity (the sum of lines A through C)	$

E.	Aggregate value of all Indebtedness owing from Borrower to Bank	$

F.	Liquidity Ratio (line D divided by line E)	_______

Is line F equal to or greater than 1.25:1:00?

No, not in compliance	Yes, in compliance

II.         Adjusted EBITDA (Section 6.7(b))

Required:

Measuring Period	Adjusted EBITDA
Borrower’s second fiscal quarter of 2012	($3,000,000)
Borrower’s third fiscal quarter of 2012	$500,000
Borrower’s fourth fiscal quarter of 2012	$3,000,000
Borrower’s first fiscal quarter of 2013	$5,000,000
Borrower’s second fiscal quarter of 2013	$4,500,000
Borrower’s third fiscal quarter of 2013	$7,000,000
Borrower’s fourth fiscal quarter of 2013	$8,000,000

Actual:

A.	Net Income	$

B.	Interest Expense	$

C.	to the extent deducted in the calculation of Net Income, Depreciation expense	$

D.	to the extent deducted in the calculation of Net Income, Amortization expense	$

E	Income Tax Expense	$

F.	Other non-cash charges including but not limited to stock based compensation	$

G.	non-recurring charges incurred through the third fiscal quarter of 2013 (which shall include transaction fees related to the Acquisition, sign on bonuses, transitional employee expenses, redundant contractual commitments and severance payment), which non-recurring charges shall be capped at Five Million Five Hundred Thousand Dollars ($5,500,000) in the aggregate	$

H.	non-recurring charges incurred in connection with any Permitted Acquisition approved by Bank in its sole discretion	$

I.	unusual, non-recurring or other extraordinary charges or expenses approved by Bank in its sole discretion	$

J.	pro forma cost savings and synergies approved by Bank in its sole discretion	$

K	to the extent covered by insurance proceeds, losses in connection with casualty events approved by Bank in its sole discretion	$

L.	Adjusted EBITDA (Line A plus Line B plus Line C plus Line D plus Line E plus Line F plus Line G plus line H plus Line I plus Line J plus Line K)	$

Is line L greater than or the equal to the amount required above?

No, not in compliance	Yes, in compliance

III.         Fixed Charge Coverage Ratio (Section 6.7(c))

Required:           not less than (i) 1.10 to 1.00 for Borrower’s first, second and third fiscal quarters of 2014 and (ii) 1.25 to 1.00 for each of Borrower’s fiscal quarters thereafter.

Actual:

A.	Adjusted EBITDA (value of line II.L above)	$

B.	Cash Taxes Paid	$

C.	IP Expenditures	$

D.	Capitalized Expenditures	$

E.	Interest expense	$

F.	Scheduled Principal Payments on all Indebtedness	$

G.	Fixed Charge Coverage Ratio: (Line A minus lines B, C and D all divided by Line E plus line F)	___:1.00

Is line G equal to or greater than the amount required above?

No, not in compliance	Yes, in compliance